SIGNET JEWELERS LIMITED APPOINTS

HELEN MCCLUSKEY, EUGENIA ULASEWICZ & ROBERT STACK AS INDEPENDENT DIRECTORS

Hamilton, Bermuda, July 11, 2013 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG) today announced that it has appointed Helen E. McCluskey as an independent director, effective August 1, 2013 and Eugenia M. Ulasewicz and Robert J. “Bob” Stack as independent directors, effective September 1, 2013.

Helen E. McCluskey. Ms. McCluskey was until its 2013 acquisition by PVH Corporation (formerly Philips-Van Heusen Corporation), President and CEO of Warnaco Group, Inc. Ms. McCluskey joined Warnaco as Group President, Intimate Apparel in 2004, and her responsibilities continued to increase, becoming Chief Operating Officer in 2010, and President and Chief Executive Officer in 2012.

Prior to joining Warnaco, Ms. McCluskey held various positions of increasing responsibility with Firestone Tire & Rubber Company (1977-1983), Playtex Apparel, Inc (1983-2001) (which was acquired by Sara Lee Corporation in 1991) and Liz Claiborne Inc. (now Fifth & Pacific Companies Inc.) (2001-2004). Ms. McCluskey serves as an independent director of PVH Corporation, which position she assumed following the merger with Warnaco in 2013.

Ms. McCluskey attended the University of Pittsburgh, where she graduated with a B.S., Mathematics in 1976.

Eugenia M. Ulasewicz. Ms. Ulasewicz was until her retirement in March 2013, President of Burberry Group PLC’s American division, responsible for the US, Canada, Latin America, Central and South America. Ms. Ulasewicz joined Burberry in 1998 and became a member of its executive committee in 2006.

Ms. Ulasewicz has held positions of increasing responsibility with Bloomingdales a division of Macy’s Inc. (formerly Federated Department Stores, Inc.) (1975-1991), Galeries Lafayette (1991-1993) and Saks, Inc. (1993-1998). Ms. Ulasewicz has served as a non-executive director of publicly held Bunzl plc since April 2011.

Ms. Ulasewicz attended the University of Massachusetts where she graduated with a B.S., Human Ecology in 1975.

Robert J. “Bob” Stack. Mr. Stack was until his retirement in 2008, Global Head of Human Resources for Cadbury PLC (formerly Cadbury’s Schweppes PLC), having joined Cadbury in 1990 as Vice President, Human Resources, Cadbury Schweppes global beverages unit. On becoming Global Head of Human Resources in 1996, he also joined the board of directors as an executive director where he led the recruitment of senior executives as well as board members and was also responsible for corporate communications and external affairs globally.

Mr. Stack held positions of increasing responsibility with Bristol-Myers Company (1972-1980), and Primerica Corporation (formerly American Can Company) (1980-1990). Mr. Stack has been a director of publicly held IMI PLC since 2008, and was a director of publicly held J. Sainsbury PLC from 2005 to 2012.

Mr. Stack graduated with a B.S., Civil and Geological Engineering from Princeton in 1972.

Mr. Todd Stitzer, non-executive Chairman of Signet, commented: “It is the aim of Signet to have a diverse team reflecting many different disciplines and backgrounds. Helen, Eugenia and Bob each have an extensive and unique set of experiences that will complement the already broad skill set of our Board. We welcome them and look forward to their significant contribution to our continuing growth and success."

Contacts:
Investors:	James Grant, VP Investor Relations,	+1 (330) 668 5412
Signet Jewelers

Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682 8224

Signet Jewelers is the largest specialty jewelry retailer in the US and UK. Signet’s US division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information of Signet is available at

www.	signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and

www.	ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the phrases “will be,” “may be,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, and changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2013. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.